Exhibit 99.1

Voya Financial announces second-quarter 2021 results
NEW YORK, Aug. 5, 2021 — Voya Financial, Inc. (NYSE: VOYA), announced today financial results for the second quarter of 2021:
•Net income available to common shareholders of $3.53 per diluted share.
•Adjusted operating earnings1 of $2.20 per diluted share, after tax, including:
–$0.77 of prepayment fees and alternative investment income above the company’s long-term expectations;
–$0.11 of favorable deferred acquisition costs and value of business acquired (“DAC/VOBA”) and other intangibles unlocking;
–$(0.08) of claims due to COVID-19; and
–$(0.11) of other items, including higher variable and incentive compensation primarily related to higher alternative investment income.
•$518 million of common stock repurchased in the second quarter; $753 million repurchased in the first half of 2021.
"We delivered strong results in the second quarter, with record adjusted operating earnings per share driven by strong investment income and solid performance across our businesses," said Rodney O. Martin, Jr., chairman and CEO, Voya Financial, Inc. "Compared with the prior-year period, Wealth Solutions full service recurring deposits for the trailing twelve months ended June 30, 2021 grew 6.7%, and full service net flows were $238 million in the second quarter. In Health Solutions, annualized in-force premiums in the second quarter of 2021 increased 9.8% compared with the prior-year period due to growth across all product lines. And Investment Management generated $249 million in net inflows in the quarter as several new mandates funded.

"We continued to demonstrate our commitment to being good stewards of shareholder capital and repurchased $518 million of common stock during the quarter. As of June 30, 2021, we had approximately $1.5 billion in excess capital, and we are on track to repurchase at least $1 billion in common stock in 2021. This would build upon the more than $7.5 billion in capital that we have returned to shareholders through share repurchases and dividends since our initial public offering.

"Equally important, we have continued to advance our plans to focus on serving the workplace and institutional clients with the closing of the sale of our independent financial planning channel and the acquisition of Benefit Strategies. We have positioned Voya to meet the complex and increasing needs of our clients. Our unique digital capabilities, insights and focus on client needs will enable us to create greater value for all of our customers and position us to generate further earnings per share growth," added Martin.
1 This press release includes certain non-GAAP financial measures, including adjusted operating earnings and book value, excluding accumulated other comprehensive income. More information on non-GAAP measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release and in the company’s Quarterly Investor Supplement.

HIGHLIGHTS
•Voya's second-quarter 2021 adjusted operating earnings increased to a record $2.20 per diluted share, after tax, up significantly from $0.15 per diluted share, after tax, in the second quarter of 2020 due to strong growth in investment income and each of Voya's businesses.
•Wealth Solutions full-service recurring deposits for the trailing twelve months (TTM) ended June 30, 2021 were $11.5 billion, up 6.7% compared with the prior-year period. Full-service net inflows in the second quarter of 2021 were $238 million due to growth in both Corporate and Tax-Exempt Markets.
•Investment Management had net inflows of $249 million, driven by Institutional inflows and continued funding of new mandates, particularly in fixed income strategies.
•Health Solutions annualized in-force premiums were $2.5 billion in the second quarter of 2021, up 9.8% compared with the prior-year period due to growth across all product lines.
•Total assets under management and administration were $721 billion as of June 30, 2021.
•Voya repurchased $753 million of common stock during the first half of 2021, including $518 million in the second quarter of 2021. Voya had approximately $1.5 billion of excess capital as of June 30, 2021.
•On July 1, 2021, Voya completed its acquisition of Benefit Strategies, LLC, a leading third-party administrator of health account solutions.
•On June 9, 2021, Voya completed the sale of Voya Financial Advisors’ (VFA) independent financial planning channel, while retaining approximately 600 field and phone-based financial professionals to support the company’s workplace strategy.

SUMMARY

	Three Months Ended
	June 30, 2021		June 30, 2020
	($ in millions)	(per share)	($ in millions)	(per share)
Net income (loss) available to common shareholders	$459	$3.53	$(66)	$(0.51)
Adjusted operating earnings, after tax	$287	$2.20	$20	$0.15
Common book value		$68.34		$70.34
Common book value, excluding AOCI		$46.90		$38.31
Weighted average common shares outstanding:	(millions)		(millions)
Basic	121		126
Diluted	130		128
Adjusted Diluted	130		128

Net income (loss) available to common shareholders in the second quarter of 2021 was $459 million, or $3.53 per diluted share, compared with $(66) million, or $(0.51) per diluted share, in the second quarter of 2020. The improvement was primarily due to a $267 million, after tax, increase in adjusted operating earnings and a $238 million, after tax, increase in income related to businesses exited or to be exited through reinsurance or divestment primarily due to a gain related to Voya's sale of the independent financial planning channel of VFA.

Adjusted operating earnings in the second quarter of 2021 were $287 million, or $2.20 per diluted share, after tax, compared with $20 million, or $0.15 per diluted share, after tax, in the second quarter of 2020. The improvement was primarily due to higher alternative investment income; strong growth in fee revenue and a favorable change in DAC/VOBA and other intangibles unlocking in Wealth Solutions; and increased fee revenue in Investment Management.

SEGMENT DISCUSSIONS
The following segment discussions compare the second quarter of 2021 with the second quarter of 2020, unless otherwise noted. All figures are presented before income taxes.

Wealth Solutions
Wealth Solutions adjusted operating earnings were a record $295 million, compared with $37 million. The change primarily reflects:
•$201 million of higher investment income, primarily due to an increase in alternative investment income;
•$67 million of higher fee-based margin due to growth in the business and higher average equity market levels;
•a $10 million favorable change in DAC/VOBA and other intangibles unlocking; and
•$4 million of lower administrative expenses, primarily due to a legal accrual in the prior-year period that did not recur.

	Trailing 12 months ended	Trailing 12 months ended	Trailing 12 months ended
($ in millions)	6/30/2021	3/31/2021	6/30/2020
Full Service recurring deposits	$11,491	$11,184	$10,772

	Three months ended	Three months ended	Three months ended
($ in millions)	6/30/2021	3/31/2021	6/30/2020
Total client assets	$527,835	$540,383	$437,290

Full Service recurring deposits	$2,958	$3,222	$2,651
Full Service net flows	$238	$868	$73
Full Service client assets	$180,515	$171,179	$141,584

For the TTM ended June 30, 2021, full service recurring deposits grew 6.7% compared with the prior-year period to $11.5 billion. Second-quarter 2021 full service net inflows were $238 million due to growth in both Corporate and Tax-Exempt Markets. Total client assets were $528 billion, down from the first quarter of 2021 as growth in the business and higher equity market levels were more than offset by $38 billion of lower assets due to the sale of the independent financial planning channel of VFA.

Investment Management
Investment Management adjusted operating earnings were $66 million, compared with $20 million. The change primarily reflects:
•$48 million of higher investment capital revenues, primarily due to higher private equity results;
•$15 million of higher fee-based margin driven by cumulative net inflows and equity market appreciation, partially offset by lower revenues due to the company's Jan. 4, 2021 sale of its Individual Life and other legacy annuities businesses; and
•$18 million of higher administrative expenses, primarily due to higher variable expenses associated with increased revenues.

($ in millions)	2Q 2021	1Q 2021	2Q 2020
Assets Under Management
External clients	$215,013	$209,842	$172,932
General account	38,425	38,708	56,997
Total	$253,438	$248,550	$229,929

Net Flows
Institutional	$440	$(128)	$7,327
Retail	(192)	(252)	(288)
Total (excluding sub-advisor replacements and divested annuities)	$249	$(380)	$7,039
Sub-advisor replacements	—	—	—
Divested businesses outflows	(710)	(795)	(520)
Total	$(462)	$(1,175)	$6,519

During the second quarter of 2021, Investment Management had total net inflows (excluding sub-advisor replacements and divested annuities) of $249 million — $440 million of Institutional net inflows (including strong fixed income inflows partially offset by outflows in certain international channels) were partially offset by $192 million of Retail net outflows.

Total assets under management (AUM) increased to $253 billion as of June 30, 2021. In connection with the completion of Voya's sale of its Individual Life and other legacy annuities businesses, approximately $25 billion of assets transferred from General Account AUM to External Clients AUM in the first quarter of 2021.

Health Solutions
Health Solutions adjusted operating earnings were a record $63 million, compared with $36 million. The change primarily reflects:
•$17 million of higher underwriting results due to growth in Voluntary and Stop Loss and a lower loss ratio in Voluntary — this was partially offset by a higher Group Life loss ratio (reflecting approximately $13 million of COVID-related claims);

•$25 million of higher investment income, primarily due to an increase in alternative investment income; and
•$10 million of higher administrative expenses, largely due to growth in the business.

($ in millions)	2Q 2021	1Q 2021	2Q 2020
Annualized In-Force Premiums
Group Life, Disability and Other	$749	$730	$716
Stop Loss	1,191	1,182	1,075
Voluntary	550	554	477
Total	$2,490	$2,466	$2,268

	Trailing 12 months ended	Trailing 12 months ended	Trailing 12 months ended
	6/30/2021	3/31/2021	6/30/2020
Total Aggregate Loss Ratio	71.6%	71.8%	69.3%

In the second quarter of 2021, annualized in-force premiums were $2.5 billion, up 9.8% compared with the prior-year period driven by continued growth across all product lines. For the TTM ended June 30, 2021, the Total Aggregate Loss Ratio was 71.6% — within the company's target range of 70% to 73%.

Corporate
Corporate adjusted operating losses were $71 million compared with adjusted operating losses of $75 million. The change reflects revenue in the second quarter of 2021 from the company's transition service agreements and lower stranded costs associated with the Individual Life transaction as well as lower intangibles amortization. These were partially offset by increased incentive compensation due to higher alternative investment income.

Share Repurchases
During the second quarter of 2021, Voya repurchased $518 million of its common stock. This included the receipt of approximately $50 million, or 330,852 shares, related to an ASR agreement that was entered into with a third party in the first quarter of 2021. Voya also entered into a new ASR agreement on June 30, 2021 to repurchase $400 million of common stock — $320 million, or 5,203,252 shares, of which were delivered in connection with entering the ASR agreement. Finally, Voya also repurchased $147 million, or 2,305,400 shares, through open market transactions during the second quarter of 2021.
Accounting for the previously mentioned $400 million ASR that Voya entered into on June 30, 2021, the company had approximately $332 million remaining under its share repurchase authorization as of June 30, 2021.

Supplementary Financial Information
More detailed financial information can be found in the company’s Quarterly Investor Supplement, which is available on Voya’s investor relations website, investors.voya.com.

Earnings Call and Slide Presentation
Voya will host a conference call on Friday, Aug. 6, 2021, at 10 a.m. ET, to discuss the company’s second-quarter 2021 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1 p.m. ET on Aug. 6, 2021.

Media Contact:                    Investor Contact:
Christopher Breslin                    Michael Katz
212-309-8941                        212-309-8999
Christopher.Breslin@voya.com            IR@voya.com

About Voya Financial
Voya Financial, Inc. (NYSE: VOYA), provides health, wealth and investment solutions that enable its approximately 14.8 million individual, workplace and institutional clients to achieve their financial wellness goals with confidence. With a vision to be America’s Retirement Company®, Voya’s products, solutions and digital capabilities help create a better financial future for all. Voya is a Fortune 500 company that had $7.6 billion in revenue in 2020 and $721 billion in total assets under management and administration as of June 30, 2021. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible. Voya has been recognized as a 2020 World’s Most Admired Company by Fortune magazine; one of the 2020 World’s Most Ethical Companies® by the Ethisphere Institute; as a member of the Bloomberg Gender Equality Index; and as a “Best Place to Work for Disability Inclusion” on the Disability Equality Index by Disability:IN. For more information, visit voya.com. Follow Voya Financial on Facebook, LinkedIn and Twitter @Voya.

Use of Non-GAAP Financial Measures
We believe that Adjusted operating earnings before income taxes provides a meaningful measure of its business and segment performance and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions or other factors. We use the same accounting policies and procedures to measure segment Adjusted operating earnings before income taxes as we do for the directly comparable U.S. GAAP measure, which is Income (loss) from continuing operations before income taxes.

Adjusted operating earnings before income taxes does not replace Income (loss) from continuing operations before income taxes as a measure of our consolidated results of operations. Therefore, we believe that it is useful to evaluate both Income (loss) from continuing operations before income taxes and Adjusted operating earnings before income taxes when reviewing our financial and operating performance. Each segment’s Adjusted operating earnings before income taxes is calculated by adjusting Income (loss) from continuing operations before income taxes for the following items:
•Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue, which are significantly influenced by economic and market conditions, including interest rates and credit spreads, and are not indicative of normal operations. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the FVO unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;
•Net guaranteed benefit hedging gains (losses), which are significantly influenced by economic and market conditions and are not indicative of normal operations, include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in nonperformance spread;
•Income (loss) related to businesses exited or to be exited through reinsurance or divestment, which includes gains and (losses) associated with transactions to exit blocks of business within continuing operations (including net investment gains (losses) on securities sold and expenses directly related to these transactions) and residual run-off activity (including an insignificant number of Individual Life, and non-Wealth Solutions annuities policies that were not part of the divested businesses). Excluding this activity, which also includes amortization of intangible assets related to businesses exited or to be exited, better reveals trends in our core business and more closely aligns Adjusted operating earnings before income taxes with how we manage our segments;
•Income (loss) attributable to noncontrolling interest, which represents the interest of shareholders, other than those of Voya Financial, Inc., in the gains and (losses) of consolidated entities, or the attribution of results from consolidated VIEs or VOEs to which we are not economically entitled;
•Dividend payments made to preferred shareholders are included as reductions to reflect the Adjusted operating earnings that is available to common shareholders;
•Income (loss) related to early extinguishment of debt, which includes losses incurred as a result of transactions where we repurchase outstanding principal amounts of debt; these losses are excluded from Adjusted operating earnings before income taxes since the outcome of decisions to restructure debt are not indicative of normal operations;
•Impairment of goodwill, value of management contract rights and value of customer relationships acquired, which includes losses as a result of impairment analysis; these represent losses related to infrequent events and do not reflect normal, cash-settled expenses;
•Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period. We immediately recognize actuarial gains and (losses) related to pension and other postretirement benefit obligations and gains and losses from plan adjustments and curtailments. These amounts do not reflect normal, cash-settled expenses and are not indicative of current Operating expense fundamentals; and
•Other adjustments not indicative of normal operations or performance of our segments or may be related to events such as capital or organizational restructurings undertaken to achieve long-term economic benefits, including certain costs related to debt and equity offerings, acquisition / merger integration expenses, severance and other third-party expenses associated with such activities. These items vary widely in timing, scope and frequency between periods as well as between companies to which we are compared. Accordingly, we adjust for these items as we believe that these items distort the ability to make a meaningful evaluation of the current and future performance of our segments.

Income (loss) related to businesses exited or to be exited through reinsurance or divestment (including net investment gains (losses) on securities sold and expenses directly related to these transactions, and insignificant number of Individual Life, and non-Wealth Solutions annuities policies that were not part of the divested businesses) are excluded from Adjusted operating earnings before income taxes. When we present the adjustments to Income (loss) from continuing operations before income taxes on a consolidated basis, each adjustment excludes the relative portions attributable to businesses exited or to be exited through reinsurance or divestment.

The most directly comparable U.S. GAAP measure to Adjusted operating earnings before income taxes is Income (loss) from continuing operations before income taxes. For a reconciliation of Adjusted operating earnings before income taxes to Income (loss) from continuing operations before income taxes, see the tables that accompany this release, as well as our Quarterly Investor Supplement.

As a result of the Individual Life Transaction, the historical revenues and certain expenses of the divested businesses have been classified as discontinued operations. Historical revenues and certain expenses of the businesses that have been divested via reinsurance at closing of the Individual Life Transaction (including an insignificant amount of Individual Life and non-Wealth Solutions annuities that are not part of the transaction) are reported within continuing operations, but are excluded from adjusted operating earnings as businesses exited or to be exited through reinsurance or divestment. Expenses classified within discontinued operations and businesses exited or to be exited through reinsurance include only direct operating expenses incurred by these businesses and then only to the extent that the nature of such expenses was such that we would cease to incur such expenses upon the close of the Individual Life Transaction. Certain other direct costs of these businesses, including those which relate to activities for which we have or will provide transitional services and for which we have or will be reimbursed under transition services agreements (“TSAs”) are reported within continuing operations along with the associated revenues from the TSAs. Additionally, indirect costs, such as those related to corporate and shared service functions that were previously allocated to the businesses sold or divested via reinsurance, are reported within continuing operations. These costs ("Stranded Costs") and the associated revenues from the TSAs are reported within continuing operations in Corporate, since we do not believe they are representative of the future run-rate of revenues and expenses of our continuing operations. We plan to address the Stranded Costs related to the Individual Life Transaction through a cost reduction strategy.

Normalized adjusted operating earnings excludes from Adjusted operating earnings before income taxes the following items:
•DAC/VOBA and other intangibles unlocking, including amortization of net cost of reinsurance and reserve adjustments;
•The amount by which Investment income from prepayment fees and alternative investments exceeds or is less than our long-term expectations reported on a pre-DAC basis; and
•For periods ended on or prior to the closing of the Individual Life Transaction, stranded costs associated with the Individual Life Transaction where the corresponding revenue is now reported in discontinued operations or in businesses exited or to be exited through reinsurance or divestment; for periods after the closing of the Individual Life Transaction any remaining stranded costs and the associated revenues from future TSAs will be reported in normalized adjusted operating earnings.

Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability.

In addition to Net income (loss) per common share, we report Adjusted operating earnings per common share (diluted) and Normalized adjusted operating earnings per common share (diluted) because we believe that Adjusted operating earnings before income taxes provides a meaningful measure of its business and segment performances and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions and/or other factors.

In addition to book value per common share including Accumulated other comprehensive income (AOCI), we also report book value per common share excluding AOCI and shareholders' equity excluding AOCI and preferred stock. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, and book value per common share excluding AOCI and common shareholders' equity excluding AOCI provide a measure consistent with that view.

For a reconciliation of these non-GAAP measures to the most directly comparable U.S. GAAP measures, refer to the tables that accompany this release, as well as our Quarterly Investor Supplement.

We analyze our segment performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our Adjusted operating earnings before income taxes for the following reasons: (1) we analyze our business using this information and (2) this presentation can be helpful for investors to understand the main drivers of Adjusted operating earnings (loss) before income taxes. The sources of earnings are defined as such:
•Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.

•Fee based margin consists primarily of fees earned on assets under management ("AUM"), assets under administration and advisement ("AUA"), and transaction based recordkeeping fees.
•Net underwriting gain (loss) and other revenue contains the following: the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, surrender results, and contractual charges.
•Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses.
•Net commissions are commissions paid that are not deferred and thus recorded directly to expense.
•For a detail explanation of DAC/VOBA and other intangibles amortization/unlocking refer to our Annual Report on Form 10-K.

More details on these sources of earnings can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Forward-Looking and Other Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company does not assume any obligation to revise or update these statements to reflect new information, subsequent events or changes in strategy. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, (iii) the frequency and severity of insured loss events, (iv) the effects of natural or man-made disasters, including pandemic events and specifically the current COVID-19 pandemic event, (v) mortality and morbidity levels, (vi) persistency and lapse levels, (vii) interest rates, (viii) currency exchange rates, (ix) general competitive factors, (x) changes in laws and regulations, such as those relating to Federal taxation, state insurance regulations and NAIC regulations and guidelines, (xi) changes in the policies of governments and/or regulatory authorities, and (xii) our ability to successfully manage the separation of our individual life and legacy variable annuities businesses on the expected timeline and economic terms. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition (“MD&A”) – Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended Dec. 31, 2020, which the Company filed with the SEC on Mar. 1, 2021, and in our Quarterly Report on Form 10-Q for the three-month period ended June 30, 2021, which the Company expects to file with the SEC on or before Aug. 9, 2021.

VOYA-IR VOYA-CF

Reconciliation of Net Income (Loss) to Normalized Adjusted Operating Earnings and Earnings Per Share (Diluted)
	Three Months Ended
(in millions USD, except per share)	6/30/2021				6/30/2020
	Pre-tax	Tax Effect (1)	After-tax	Per share	Pre-tax	Tax Effect (1)	After-tax	Per share

Net Income (loss) available to Voya Financial, Inc.'s common shareholders			$459	$3.53			$(66)	$(0.51)
Less: Preferred stock dividends			(4)	(0.03)			(4)	(0.03)
Net Income (loss) available to Voya Financial, Inc.			463	3.56			(62)	(0.48)
Plus: Net income (loss) attributable to noncontrolling interest			447	3.43			(79)	(0.61)
Net Income (loss)			910	6.99			(141)	(1.09)
Less: Income (loss) from discontinued operations, net of tax			(6)	(0.04)			(93)	(0.72)
Income (loss) from continuing operations	1,028	112	916	7.04	(42)	6	(48)	(0.37)
Less:
Net Investment gains (losses) and related charges and adjustments	29	6	23	0.18	42	9	34	0.26
Net guaranteed benefit hedging gains (losses) and related charges and adjustments	(5)	(1)	(4)	(0.03)	38	8	30	0.23
Income (loss) related to businesses exited or to be exited through reinsurance or divestment	247	52	195	1.50	(55)	(12)	(43)	(0.34)
Net income (loss) attributable to noncontrolling interest	447	—	447	3.43	(79)	—	(79)	(0.61)
Income (loss) on early extinguishment of debt	—	—	—	—	—	—	—	—
Dividend payments made to preferred shareholders	4	—	4	0.03	4	—	4	0.03
Other adjustments (2)	(46)	(11)	(35)	(0.27)	(9)	4	(13)	(0.10)
Adjusted operating earnings	353	66	287	2.20	17	(3)	20	0.15
Less:
DAC, VOBA and other intangibles unlocking	18	4	15	0.11	9	2	7	0.05
Prepayment fees and alternative investment income above (below) long-term expectations	127	27	101	0.77	(129)	(27)	(102)	(0.79)
Individual Life transaction stranded costs	—	—	—	—	(32)	(7)	(25)	(0.20)
Normalized adjusted operating earnings	$207	$35	$171	$1.32	$169	$29	$140	$1.09
(1) The normalized adjusted operating tax expense is based on the actual income tax expense for the current period related to Income (loss) from continuing operations, adjusted for estimated taxes on non-operating items and non-operating tax impacts, such as those related to restructuring, changes in a tax valuation allowance and changes to tax law. For non-operating items, we apply a 21% tax rate.
(2) “Other adjustments” primarily consists of restructuring expenses (severance, lease write-offs, etc.) and tax adjustments.

Reconciliation of Net Income (Loss) to Normalized Adjusted Operating Earnings and Earnings Per Share (Diluted)
	Year-to-Date
(in millions USD, except per share)	6/30/2021				6/30/2020
	Pre-tax	Tax Effect (1)	After-tax	Per share	Pre-tax	Tax Effect (1)	After-tax	Per share

Net Income (loss) available to Voya Financial, Inc.'s common shareholders			$1,545	$11.84			$(166)	$(1.25)
Less: Preferred stock dividends			(18)	(0.14)			(18)	(0.14)
Net Income (loss) available to Voya Financial, Inc.			1,563	11.98			(148)	(1.11)
Plus: Net income (loss) attributable to noncontrolling interest			447	3.42			(73)	(0.55)
Net Income (loss)			2,010	15.40			(221)	(1.66)
Less: Income (loss) from discontinued operations, net of tax			8	0.06			(223)	(1.67)
Income (loss) from continuing operations	2,066	64	2,002	15.34	2	—	2	0.01
Less Adjustments
Net Investment gains (losses) and related charges and adjustments	67	14	53	0.41	34	7	27	0.20
Net guaranteed benefit hedging gains (losses) and related charges and adjustments	5	1	4	0.03	(52)	(11)	(41)	(0.31)
Income (loss) related to businesses exited through reinsurance or divestment	971	(27)	998	7.65	(45)	(10)	(36)	(0.27)
Net income (loss) attributable to noncontrolling interest	447	—	447	3.42	(73)	—	(73)	(0.55)
Income (loss) on early extinguishment of debt	(10)	(2)	(8)	(0.06)	—	—	—	—
Dividend payments made to preferred shareholders	18	—	18	(0.14)	18	—	18	(0.14)
Other adjustments (2)	(57)	(38)	(19)	(0.15)	(31)	(2)	(28)	(0.21)
Adjusted operating earnings	626	116	510	3.90	151	16	134	1.01
Less Adjustments
DAC, VOBA and other intangibles unlocking	21	4	16	0.13	(8)	(2)	(6)	(0.04)
Prepayment fees and alternative investment income above (below) long-term expectations	237	50	187	1.43	(122)	(26)	(97)	(0.73)
Individual Life transaction stranded costs	—	—	—	—	(68)	(14)	(54)	(0.40)
Normalized adjusted operating earnings	$368	$62	$306	$2.35	$349	$58	$291	$2.19
(1) The normalized adjusted operating tax expense is based on the actual income tax expense for the current period related to Income (loss) from continuing operations, adjusted for estimated taxes on non-operating items and non-operating tax impacts, such as those related to restructuring, changes in a tax valuation allowance and changes to tax law. For non-operating items, we apply a 21% tax rate.
(2) “Other adjustments” primarily consists of restructuring expenses (severance, lease write-offs, etc.) and tax adjustments.

Reconciliation of Basic Weighted Average Shares to Normalized Adjusted Operating Diluted Weighted Average Shares
	Three Months Ended		Year-to-Date
(in millions USD)	6/30/2021	6/30/2020	6/30/2021	6/30/2020

Weighted-average common shares outstanding - Basic	121	126	122	129
Dilutive effect of warrants	7	—	6	2
Other dilutive effects (1)	2	2	3	3
Weighted-average common shares outstanding - Diluted	130	128	131	133
Dilutive effect of the exercise or issuance of stock based awards	—	—	—	—
Weighted average common shares outstanding - Adjusted Diluted (2)	130	128	131	133
(1) Includes stock-based compensation awards such as restricted stock units (RSU), performance stock units (PSU), or stock options.
(2) For periods in which there is Net loss from continuing operations available to common shareholders, Normalized adjusted operating earnings per common share (EPS) calculation includes additional dilutive shares, as the inclusion of these shares for stock compensation plans would not be anti-dilutive to the Normalized adjusted operating EPS calculation.

Reconciliation of Book Value per Common Share to Book Value per Share excluding AOCI
	As of June 30, 2021	As of June 30, 2020

Book value per common share, including AOCI	$68.34	$70.34
Per share impact of AOCI	(21.44)	(32.03)
Book value per common share, excluding AOCI	$46.90	$38.31

Reconciliation of Investment Management Adjusted Operating Margin to Normalized Adjusted Operating Margin Excluding Investment Capital (1)
	Three Months Ended
(in millions USD, unless otherwise indicated)	6/30/2021	3/31/2021	6/30/2020

Adjusted Operating revenues(2)	$193	$189	$129
Adjusted operating expenses(3)	(127)	(137)	(109)
Adjusted operating earnings before income taxes	$66	$52	$20
Adjusted operating margin	34.0%	27.5%	15.2%

Adjusted Operating revenues(2)	$193	$189	$129
Less:
Investment Capital Results	27	28	(22)
Adjusted operating revenues excluding Investment Capital	166	161	151
Adjusted operating expenses(3)	(127)	(137)	(109)
Adjusted operating earnings excluding Investment Capital	$39	$24	$42
Adjusted operating margin excluding Investment Capital	23.1%	15.0%	27.4%

Adjusted Operating revenues(2)	$193	$189	$129
Less:
Investment Capital Results above (below) long-term expectations	20	22	(27)
Normalized adjusted operating revenues	173	167	156
Adjusted operating expenses(3)	(127)	(137)	(109)
Normalized adjusted operating earnings excluding Investment Capital above (below) long-term expectations	$45	$30	$46
Normalized adjusted operating margin excluding Investment Capital above (below) long-term expectations	26.2%	18.0%	29.7%
(1) In our Investment Management business, normalized and adjusted operating margins excluding investment capital results are reported because the results from investment capital can be volatile and excluding the effect of these items can improve period-to-period comparability.
(2) Fee based margin includes mutual fund third party distribution revenues which are reported net of distribution expenses, consistent with the U.S. GAAP presentation.
(3) Includes expenses attributable to investment capital results above (below) long-term expectations.